SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the
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QUANTA CAPITAL HOLDINGS LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 25, 2005
Hamilton, Bermuda

To the Shareholders of Quanta Capital Holdings Ltd.:

You are cordially invited to attend the annual general meeting of shareholders of Quanta Capital Holdings Ltd. which will be held on Thursday, July 29, 2004 at 10:00 A.M. (local time), at The Fairmont Southampton Hotel, 101 South Shore Road, Southampton SN 02, Bermuda, and at any adjournment or postponement thereof. On the following pages you will find the notice of annual general meeting and the proxy statement with detailed information about the business to be considered at the meeting. The proxy statement and proxy card are first being distributed to shareholders on or about June 25, 2004.

All holders of the Company's common shares, par value $0.01 per share, at the close of business on June 22, 2004 will be entitled to vote at the annual general meeting of shareholders. To assure that you are represented at the annual general meeting, whether or not you plan to attend the meeting in person, please read carefully the accompanying proxy statement. Your vote is very important. Please complete, date, sign and return the enclosed proxy card promptly.

Sincerely,
Tobey J. Russ Chairman of the Board of Directors

QUANTA CAPITAL HOLDINGS LTD.

Cumberland House
1 Victoria Street
Hamilton HM 11 Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 29, 2004

NOTICE IS HEREBY GIVEN that the annual general meeting of shareholders of Quanta Capital Holdings Ltd. (the "Company"), will be held on Thursday, July 29, 2004, at 10:00 a.m. (local time), at The Fairmont Southampton Hotel, 101 South Shore Road, Southampton SN 02, Bermuda, and at any adjournment or postponement thereof.

At the annual general meeting, the Company's shareholders will be voting on the following proposals:

PROPOSAL No. 1:    To elect six directors to serve for a term of one year or until their respective successors are elected and qualified.

PROPOSAL No. 2:    To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2004.

PROPOSAL No. 3:    To conduct other business if properly raised.

Only shareholders of record, as shown by the Register of Members of the Company, at the close of business on June 22, 2004 are entitled to notice of, and to vote at, the annual general meeting or any adjournment or postponement thereof. A copy of the Company's financial statements for the fiscal year ended December 31, 2003, as approved by the board of directors, shall be made available to the shareholders of the Company at the annual general meeting.

All shareholders are cordially invited to attend the annual general meeting. If you do not expect to be present at the annual general meeting, you are requested to complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the annual general meeting. For the votes represented by your proxy to be counted at the meeting, your proxy must be received before the annual general meeting. In the event you decide to attend the annual general meeting in person, you may, if you desire, revoke your proxy before the annual general meeting or at the annual general meeting prior to the vote pursuant to the proxy and vote your shares in person.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

Michael B. Ashford Secretary

Hamilton, Bermuda
June 25, 2004

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
July 29, 2004

INTRODUCTION

This proxy statement is furnished to shareholders of Quanta Capital Holdings Ltd., an exempted company incorporated in Bermuda as a holding company (the "Company"), in connection with the solicitation of proxies, in the accompanying form, by the board of directors of the Company (the "board of directors") for use in voting at the annual general meeting of shareholders to be held on Thursday, July 29, 2004, at 10:00 a.m. (local time), at The Fairmont Southampton Hotel, 101 South Shore Road, Southampton SN 02, Bermuda, and at any adjournment or postponement thereof.

This proxy statement, the attached notice of annual general meeting and the enclosed proxy card are first being mailed to our shareholders on or about June 25, 2004. In addition, a copy of the annual report of the Company for 2003 (including financial statements), which is not a part of the proxy soliciting material, is enclosed.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual General Meeting

The specific proposals to be considered and acted upon at the annual general meeting are summarized in the accompanying notice of annual general meeting of shareholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The board of directors has fixed the close of business on June 22, 2004 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the annual general meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the annual general meeting or any and all adjournments or postponements thereof.

As of the Record Date, the Company had issued and outstanding 56,798,218 common shares, par value $0.01 per share. The common shares comprise all of the Company's issued and outstanding voting stock.

Quorum and Votes Required to Approve the Proposals

A "quorum" is necessary to hold the annual general meeting. A quorum consists of two or more persons present in person and representing in person or by proxy in excess of 50% of the issued and outstanding common shares entitled to attend and vote at the annual general meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on. As a result, abstentions and broker non-vote will not have an effect on the outcome of the proposals.

A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are not counted in determining the total number of votes cast and will have no effect with respect to Proposals 1 and 2. The affirmative vote by a majority of the votes cast is required to approve the proposals to be acted on at the annual general meeting.

Voting at the Annual General Meeting

In general, shareholders have one vote for each ordinary share held by them and are entitled to vote at all meetings of shareholders. Our bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. Person, constructively or by attribution, shares with more than 9.5% of the total voting power of all shares entitled to vote generally at an election of directors will have the voting rights attached to such shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." A "control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. "Controlled shares" means all shares that a person is deemed to own directly, are beneficially owned directly or indirectly within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in the case of a U.S. person, are owned indirectly (within the meaning of Section 958(a) of the Internal Revenue Code) or constructively (within the meaning of Section 958(b) of the Internal Revenue Code). A similar limitation is to be applied to shares held directly by members of a "related group." A "related group" means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes is generally allocated proportionately among members of the shareholder's "control group" or "related group," as the case may be.

Under these provisions certain shareholders may have their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

Our directors are empowered to require any shareholder to provide information as to that shareholder's beneficial ownership of shares, the names of persons having beneficial ownership of the shareholder's shares, relationships, associations or affiliations with other shareholders or any other facts the directors may deem relevant to a determination of the number of controlled shares attributable to any person. Our directors may disregard the votes attached to the shares of any holder failing to respond to such a request or submitting incomplete or untrue information.

Our directors retain certain discretion to make such final adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will hold more than 9.5% of our voting rights at any time. As a result of any reduction in the votes of other shareholders, your voting power might increase above 5% of the aggregate voting power of the outstanding shares, which may result in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Exchange Act.

Cumulative voting by shareholders is not permitted.

The election of each nominee for director, and the approval of all other matters to be voted upon at the annual general meeting, require the affirmative vote of a majority of the votes cast at the annual general meeting, provided there is a quorum (consisting of two or more persons present in person and representing in person or by proxy in excess of 50% of the issued and outstanding common shares entitled to attend and vote at the annual general meeting).

The Company has appointed an inspector of elections to count votes cast in person or by proxy. Common shares owned by shareholders who are present in person or by proxy at the annual general meeting but who elect to abstain from voting will be counted towards the presence of a quorum. However, such common shares, and common shares owned by shareholders and not voted in person or by proxy at the annual general meeting (including broker non-votes), will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes. Common shares held by shareholders who indicate on their proxy cards that they withhold authority to vote on any or all director nominees will be counted as a "no" vote with respect to those nominees as to which authority has been withheld. Common shares held by shareholders who have signed their proxy cards but have not indicated a choice will be counted towards the presence of a quorum and will be voted for the election of the nominees in Proposal No. 1 listed herein and for the ratification of the selection of PricewaterhouseCoopers LLP in Proposal No. 2.

Revocability and Voting of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the annual general meeting or at the annual general meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	by writing a letter delivered to the registered office of the Company at Clarendon House, 2 Church Street, Hamilton, Bermuda, attention: Michael B. Ashford, stating that the proxy is revoked;

•	by submitting another proxy with a later date; or

•	by attending the annual general meeting in person and voting their common shares.

Any notice of revocation of an outstanding proxy (including the submission of another proxy with a later date) must be received before the annual general meeting or at the annual general meeting prior to the vote pursuant to the proxy. Any shareholder of record entitled to vote at the annual general meeting may attend the annual general meeting and vote in person. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the annual general meeting. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or nominee how to vote your shares. Even if you do not intend to vote your shares at the annual general meeting, you may attend the meeting by following the procedures described below.

Unless the Company receives specific instructions to the contrary or unless such proxy is properly revoked, shares represented by each properly executed proxy will be voted: (1) FOR the election of each of the Company's nominees as a director; (2) FOR approval and the ratification of the selection of PricewaterhouseCoopers LLP ("PwC") as the Company's independent auditors for the fiscal year ending December 31, 2004; and (3) with respect to any other matters that may properly come before the annual general meeting, at the discretion of the proxy holders.

Attending the Annual General Meeting

A person is entitled to attend the annual general meeting only if that person was a shareholder or joint holder as of the close of business on June 22, 2004 or you hold a valid proxy for the annual general meeting. You should be prepared to present photo identification for admittance. In addition, the names of shareholders of record will be verified against the list of shareholders of record on the Record Date as shown on the Register of Members of the Company prior to being admitted to the annual general meeting. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to June 22, 2004, a copy of the voting instruction card provided by your broker or nominee, or other similar evidence of ownership together with a letter from the broker or nominee appointing such shareholder as their proxy. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual general meeting.

Solicitation

The Company will pay the costs relating to this proxy statement, the proxy card and the annual general meeting. The Company has not retained anyone to solicit proxies personally or by mail, telephone or internet. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees of the Company may solicit proxies by telephone, facsimile, electronic submission or other means or in person. They will not receive any additional compensation for any solicitation activities.

Householding

If you and others who share your mailing address beneficially own the Company's common shares or shares of other companies through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose shares are held in such accounts. This practice, known as "householding," is designed to reduce the volume of duplicate information and reduce printing and postage costs. You may discontinue householding by contacting your bank or broker. You may also request delivery of an individual copy of the annual report or proxy statement by contacting the Company at (441) 294-6350 or by writing to Karen Barnett, Quanta Capital Holdings Ltd., Cumberland House, 1 Victoria Road, Hamilton HM 11, Bermuda.

You may be able to initiate householding if your bank or broker has chosen to offer such service, by following the instructions provided by your bank or broker.

PROPOSALS TO BE VOTED UPON

Proposal No. 1 — Election of Directors

Pursuant to our bye-laws, the number of directors on our board is currently fixed at seven. Six directors are presently serving on our board, three of whom are independent as that term is defined by the listing rules of the Nasdaq National Market, Inc. All of our directors were appointed in 2003 and are standing for re-election at this annual general meeting of shareholders. If elected, they will serve until the next annual general meeting. Each nominee for director was recommended by the governance and nominating committee and approved by our board of directors. Information regarding the business experience of each nominee is provided below.

There is one vacancy on our board of directors which was created upon the resignation from our board by Kevin J. McHugh in September 2003 after being appointed Interim President of U.S. Insurance. Mr. McHugh served in this position until his resignation March 2004. The board of directors intends to appoint one independent director to fill the vacancy. Proxies at this meeting cannot be voted for a greater number of persons than the number of nominees listed below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF MESSRS. RUSS, MURPHY, MORRIS, RAMSEY, RITCHIE AND TIMMENY AS DIRECTORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The election of each nominee for director requires the affirmative vote of a majority of the votes cast at the annual general meeting.

Tobey J. Russ — 46 — Chairman, President and Chief Executive Officer. Mr. Russ was appointed as our Chairman of the Board, President and Chief Executive Officer in 2003. Mr. Russ has 23 years of experience in the property and casualty insurance industry. From 2000 to June 27, 2003, Mr. Russ served as president and chief executive officer and a director of Chubb Financial Solutions, Inc. ("CFS"). Prior to joining CFS, he served from 1995 to 2000 in various capacities at American International Group ("AIG"), including senior vice president — international risk management responsible for international commercial property and casualty and specialty lines underwriting and as president, AIG risk finance, a structured insurance division of AIG Domestic Insurance Group. Before joining AIG, Mr. Russ spent 14 years in various line and management positions at Arkwright Mutual Insurance Company including four years as President, Arkwright Risk Solutions

Michael J. Murphy — 53 — Deputy Chairman and Chief Operating Officer. Mr. Murphy was appointed as our Deputy Chairman of the Board and Chief Operating Officer in 2003. From January 2001 to June 27, 2003, Mr. Murphy served as executive vice president of CFS where he was responsible for Chubb's environmental solutions business. Mr. Murphy was also the chairman of the board of directors and co-founder of Environmental Strategies Corporation ("ESC"). He has over 25 years of experience in risk analysis and has played an active role in the development of environmental policy and technical risk assessment procedures for the environmental insurance industry. Prior to co-founding ESC, he was the chief operating officer of Risk Science International, a corporate division of Frank B. Hall & Co. Mr. Murphy was formerly appointed to the World Health Organization's Expert Advisory Consultation of Environmental Risk Management and testified on waste policy issues before the House of Lords Conference to assist in establishing U.K. waste policy.

Nigel W. Morris — 45 — Director. Mr. Morris is the President of Ffestiniog Company LLC. Until April 2004, he was the Vice Chairman of the board of directors of Capital One Financial Corporation ("Capital One") which he co-founded in 1995. From 1995 until May 2003, Mr. Morris was the President and Chief Operating Officer of Capital One. Mr. Morris has been named, among other honors, "Entrepreneur of the Year" in July 1999 by the London School of Business and has served the State of Virginia at the request of Virginia Governor Mark Warner as Vice Chairman of Virginia's Commission on Efficiency and Effectiveness in 2002 and as a member of the Governor's Counsel on Virginia's Future in 2003. He is currently a member of the governing body of the London School of Business and serves on the board of directors of The Economist.

W. Russell Ramsey — 44 — Director. In May 2001, Mr. Ramsey founded the BEM Capital Management group of companies. He currently serves as Chairman and Chief Executive Officer of BEM Capital Management LLC, the parent limited liability company of the group. Mr. Ramsey is a co-founder of Friedman, Billings, Ramsey Group, Inc., a national investment bank. Mr. Ramsey has been a director of Friedman, Billings, Ramsey Group, Inc. since its inception in 1989. Further, Mr. Ramsey served as president and secretary of Friedman, Billings, Ramsey Group, Inc. from 1989 to 1999 and served as its president and co-chief executive officer from 1999 to December 2001. Mr. Ramsey currently also serves on the board of directors of George Washington University and on the advisory council of the National Geographic Society.

James J. Ritchie — 49 — Director. Mr. Ritchie has over 26 years of experience in the insurance and financial services industries, particularly in the U.S. and international insurance and reinsurance industries. From February 2001 until May 2003, he served as managing director and chief financial officer of White Mountains Insurance Group, Ltd.'s OneBeacon Insurance Company and served as a group chief financial officer for White Mountains Insurance Group, Ltd. From December 2000 until February 2001, Mr. Ritchie was a consultant for White Mountains Insurance Group, Ltd. From 1986 until 2000, Mr. Ritchie held various positions with CIGNA Corporation including chief financial officer of the company's international division and head of its internal audit division. Prior to Mr. Ritchie's insurance career, from 1977 until 1986, he served in the audit group at Price Waterhouse, including as a senior audit manager. Mr. Ritchie is also a member of the board of directors and chairman of the audit committee of Ceres Group, Inc., a public company and is a certified public accountant and participates in various industry groups, including Financial Executives International, the National Association of Corporate Directors, the American Institute of Certified Public Accountants and the Institute of Internal Auditors.

Wallace L. Timmeny — 66 — Director. Mr. Timmeny is a partner in the Washington, D.C. office of Dechert LLP, a law firm, which he joined in 1996. Mr. Timmeny is a past chairman of the Executive Council of the Securities Law Committee of the Federal Bar Association. Mr. Timmeny has served as an adjunct professor at American University School of Law, George Mason University School of Law and Georgetown University School of Law. From 1965 to 1979, Mr. Timmeny was an attorney with the U.S. Securities and Exchange Commission ("SEC") and ultimately the deputy director of the Division of Enforcement of the SEC. Mr. Timmeny also serves as a director of Friedman, Billings, Ramsey Group, Inc., a position he has held since December 29, 1997.

Director Independence

The board of directors has determined that three of the six directors standing for re-election have no material relationship with the Company and are independent under the listing standards of the Nasdaq National Market. These directors are Nigel W. Morris, James J. Ritchie and Wallace L. Timmeny. The board also intends to appoint a fourth independent director to fill the vacancy on our board of directors.

Proposal No. 2 — Ratification of Independent Auditors

Upon the recommendation of the audit committee, the board of directors has approved the appointment of the firm of PwC as the Company's independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2004, subject to the ratification of the appointment by the shareholders. PwC has audited the Company's financial statements since the Company's inception in May 2003. Representatives of PwC are expected to be present at the annual general meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLC AS THE COMPANY'S INDEPENDENT AUDITORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The ratification of PwC as the Company's independent auditors requires the affirmative vote of a majority of the votes cast at the annual general meeting.

Independent Auditor Fee Information

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PwC for the year ending December 31, 2003.

Fees and Services
Audit Fees	$490,000
Audit-Related Fees	630,000
Tax Fees	20,970
Total Fees	$1,140,970

Audit fees for 2003 consist of fees paid to PwC for the audits of the annual consolidated financial statements for inclusion in the Company's registration statement on Form S-1, audits of annual statutory and subsidiary financial statements and services that are normally provided by independent auditors in connection with statutory, SEC and regulatory filings or engagements.

Audit-related fees for 2003 consist of fees paid to PwC for technical advisory services in connection with the Company's offering document used in connection with the Company's September 3, 2003 sale of 55 million shares in a private placement exempt from registration under the Securities Act of 1933, as amended (the "Private Offering") and its registration statement on Form S-1 which was initially filed with the SEC on December 21, 2003.

Tax fees for 2003 consist of preparation of tax return for a subsidiary of the Company. PwC did not provide any services to the Company that would be classified under "All Other Fees" in 2003.

Pre-Approval Policies and Procedures

In accordance with the SEC's auditor independence rules and the audit committee charter, the audit committee has established the following policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by PwC.

Prior to the engagement of the independent auditor for any audit or permitted non-audit services, the chief financial officer, his designee or the chief operating officer, submits a proposal for such services to the audit committee or the chairman of the audit committee, as the case may be. The audit committee reviews such proposals and provides its consent only after first considering whether the proposed services are consistent with the SEC's rules on auditor independence. The engagement terms and fees for the following services are subject to the committee's consideration for pre-approval on a case-by-case basis:

•	annual audit of the company's financial statements;

•	tax services proposed to be provided at the company's expense to any executive officer or director of the company in his or her individual capacity;

•	services that were pre-approved but would exceed any corresponding fee threshold; and

•	other services that do not permit the auditors' engagement to provide services in connection with a transaction initially recommended by the auditors, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

The audit committee also will not permit the auditors' engagement to provide any services to the extent that the SEC has prohibited the provision of those services by independent auditors, which generally include:

•	bookkeeping or other services related to accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions;

•	human resources;

•	broker-dealer, investment adviser or investment banking services;

•	legal services; and

•	expert services unrelated to the audit.

The audit committee delegated authority the chairman of the committee, to:

•	pre-approve any services proposed to be provided by the independent auditors and not already pre-approved or prohibited by this policy;

•	increase any authorized fee limit for pre-approved services (but not by more than 20% of the initial amount that was pre-approved) before the Company or its subsidiaries engage the auditors to perform services for any amount in excess of the fee limit; and

•	investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.

The chairman is required to report any pre-approval or fee increase decisions to the audit committee at the next committee meeting. The audit committee did not delegate to management any of the audit committee's authority or responsibilities concerning the auditors' services.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Structure of the Board of Directors

Pursuant to our bye-laws, the number of directors on our board is currently fixed at seven. Prior to the closing of the Private Offering on September 3, 2003, four directors served on our board. At the closing of the Private Offering, four additional directors were appointed to the board. Six directors are presently serving on our board. There is one vacancy on our board of directors, which was created upon the resignation from our board by Kevin J. McHugh in September 2003 after being appointed Interim President of U.S. Insurance. Mr. McHugh served in this position until his resignation in March 2004. The board of directors intends to appoint one independent director to fill the vacancy.

Committees of the Board of Directors

Our board of directors was established at the creation of the Company on May 23, 2003 and established three committees entirely comprised of independent directors, as such term is defined under the Nasdaq National Market listing standards on September 3, 2003. The three committees are: the audit committee, the compensation committee and the governance and nominating committee. The board of directors has adopted a written charter for each of these committees. The full text of each charter, as well as the Company's code of business conduct, are available on the Company's website at www.quantaholdings.com under "investor information" with a further link to "corporate governance." A copy of the audit committee charter is also attached as Exhibit A to this proxy statement.

Audit Committee

The audit committee assists our board of directors and our management to ensure that we consistently act with integrity and accuracy in financial reporting. The audit committee's responsibilities include:

•	selecting and reviewing our independent auditors and their services;

•	reviewing and discussing with appropriate members of our management our audited financial statements, related accounting and auditing principles, practices and disclosures;

•	reviewing and discussing our quarterly financial statements prior to the filing of those quarterly financial statements;

•	establishing procedures for the receipt of, and response to, any complaints received by us regarding accounting, internal accounting controls, or auditing matters, including anonymous submissions by employees;

•	reviewing the accounting principles and auditing practices and procedures to be used for our financial statements and reviewing the results of those audits; and

•	monitoring the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.

James J. Ritchie is the chairman of our audit committee, and the other members of our audit committee are Nigel W. Morris and Wallace L. Timmeny. The board has determined that each member of the audit committee satisfies the financial literacy requirements of the Nasdaq Stock Market and that James J. Ritchie is an audit committee financial expert as that term is defined under Item 401(h) of Regulation S-K.

Compensation Committee

The compensation committee's responsibilities include:

•	establishing and reviewing the overall corporate policies, goals and objectives for the compensation of our chief executive officer and other executive officers, including a review of the relationship of executive compensation to corporate performance and relative shareholder return, compensation at comparable companies, past years compensation to our executives, and other relevant factors;

•	evaluating the performance of our chief executive officer and other executive officers in light of the corporate goals and objectives and, based on that evaluation, determining the compensation of the chief executive officer and other executives officers, including individual elements of salary, bonus, supplemental retirement, incentive and equity compensation, in light of the corporate goals and the performance evaluation; and

•	making recommendations to our board of directors regarding the salaries, benefits and other compensation of our non-employee directors, committee chairpersons, and committee members.

Nigel W. Morris is the chairman of our compensation committee, and the other members are James J. Ritchie and Wallace L. Timmeny.

Governance and Nominating Committee

The governance and nominating committee is responsible for assisting the board of directors by identifying the individuals qualified to serve on our board of directors and recommending to the board the nominees for election by shareholders at each annual general meeting of shareholders, to recommend to the board, director nominees for each committee of the board, to develop, recommend to the board, and assess corporate governance policies for the company, and to lead the board in its annual review of the board's performance. The governance and nominating committee's responsibilities include:

•	assessing, developing and communicating with the board concerning the appropriate criteria for nominating and appointing directors;

•	actively seeking individuals qualified to become board members for recommendation to the board;

•	if and when requested by the board, identifying and recommending to the board the appointees to be selected by the board for service on the committees of the board;

•	having sole authority to retain and terminate any search firm used to identify director candidates and having sole authority to approve the search firm's fees and other retention terms;

•	developing, assessing and recommending to the board corporate governance policies, including our code of business conduct;

•	reviewing, on behalf of the board, the charter of each committee of the board and making recommendations to the relevant committees with respect to these charters and to the board in connection with the board's action relating to these charters;

•	receiving comments from all directors and reporting its assessment of the board's performance annually to the board to be discussed with the full board following the end of each fiscal year;

•	reviewing and assessing the management succession plan for the chief executive officer position and other members of executive management and the annual review of its assessment of those plans with the board;

•	reviewing written communications from shareholders concerning our annual general meeting and governance process and making recommendations to the board with respect to these communications;

•	reviewing requests from directors and executive officers for waivers from our code of conduct, making recommendations to the board concerning those requests or granting such requests on behalf of the board, if appropriate, and reviewing any required disclosures relating to those waivers;

•	monitoring and reviewing with management our strategies; and

•	overseeing the director orientation program to familiarize new directors with our business, governance practices and industry trends.

Wallace L. Timmeny is the chairman of our corporate governance and nominating committee, and the other members are Nigel W. Morris and James J. Ritchie.

Non-Employee Director Compensation

We reimburse all non-employee directors for expenses incurred to attend meetings of our board of directors or committees, and we pay each non-employee director a $1,500 fee for each board and committee meeting attended. In addition, we pay each non-employee director annual cash compensation of $30,000 unless these directors elect to receive shares as provided by our 2003 long term incentive plan described below. We also pay the chairperson of our audit committee annual cash compensation of $15,000 and all other committee chairpersons annual cash compensation of $10,000. Each non-employee director received options to purchase 25,000 shares with an exercise price of $10.00 per share upon the closing of the Private Offering. The terms and conditions of these stock options are governed by the 2003 long term incentive plan described below.

Meetings of the Board of Directors, Executive Sessions and Attendance by Members of the Board of Directors at Annual General Meeting of Shareholders

The board of directors conducts its business through its meetings and meetings of its committees. Each director is requested to attend each of the Company's regularly scheduled meetings of the board of directors and its constituent committees on which that director serves and the Company's annual general meeting of shareholders. The Company was organized on May 23, 2003. During the remainder of 2003, its board of directors had nine meetings, its audit committee had four meetings, its compensation committee had three meetings and its governance and nominating committee had two meetings. All directors attended all meetings of the board except for one director who did not attend one meeting. The three independent directors who are the only members of the committees of the board of directors attended all nine of the committee meetings except for one director who did not attend one audit committee meeting.

The committees of the board of directors, consisting only of independent directors, hold regularly scheduled executive sessions where they meet independent of management. W. Russell Ramsey, who is not a member of management, also attended these sessions as an observer. Each of the committees of the board of directors held an executive session following each committee meeting in 2003 except for one audit committee meeting which did not include an executive session. Specific meetings, or portions thereof, were set aside for ongoing training of the audit committee and the entire board of directors.

While the Company does not have a formal policy regarding board member attendance at annual general meetings of shareholders, the Company encourages each member of the board of directors to attend each annual general meeting of shareholders. In practice, the Company intends to schedule regular board of directors or committee meetings on the same day as its annual general meeting of shareholders, which the Company believes will facilitate director attendance at the shareholders meeting. The annual general meeting to be held on July 29, 2004 will be the Company's first annual general meeting and all the Company's directors intend to attend this annual general meeting.

Nomination of Directors

The governance and nominating committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the board of directors. In identifying candidates for membership on the board of directors, the committee takes into account:

•	Whether the director/potential director assists in achieving a mix of board members that represents a diversity of background and experience (including with respect to age, gender, industry knowledge and experience, and financial expertise) that, at the then applicable stage in the life of the Company, will result in the board of directors having the necessary tools to perform its oversight function effectively.

•	Personal individual characteristics, including strength of character, inquiring mind, mature judgment, independence of thought, ability to work collegially and effectively with others, high moral standards, loyalty to the Company and its business plan, concern for the Company's success and welfare, personal integrity, high performance standards.

•	The governance and nominating committee also reviews other individual characteristics, including, ability to read and understand basic financial statements, business experience with high levels of responsibility, high accomplishments as a leader in his or her field or in the companies he or she has been associated with, superior credentials and recognition, commitment to enhancing shareholder value, experience at the strategy/policy setting level, experience dealing with complex problems or crisis response, the time available to contribute special competencies to board activities, service on more than three boards of public companies and on not more than one other audit committee of a public company, the industry or financial service industry experience or the time available to enhance knowledge of the insurance, reinsurance and consulting industries, and freedom from conflicts of interest.

Candidates who do not meet all of these requirements may still be considered as the committee will seek candidates who present the best combination of these characteristics.

When identifying and evaluating incumbent directors whose terms are set to expire, the committee reviews such directors' overall service to the Company during their term including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. The committee then evaluates that information in the context of the current composition of the board, the operating requirements of the Company and the long-term interests of the shareholders.

When identifying new director candidates, the committee first determines whether the nominee is independent as such term is defined under the listing standards of the Nasdaq National Market, which determination is based upon the Company's charter and bye-laws, applicable securities laws, the rules and regulations of the SEC and the advice of counsel, if necessary. The committee then uses its network of contacts or a professional search firm to compile a list of candidates. To date, the committee has not used a professional search firm to compile a list of candidates. The committee then organizes interviews and meetings to evaluate the candidate. Finally, the committee meets to discuss and consider such candidates' qualifications, chooses a candidate by majority vote and then proposes the candidate to the entire board of directors.

The nominating and corporate governance committee will consider director candidates recommended by shareholders. If a shareholder has a suggestion for candidates for election to the nominating and corporate governance committee, the Company's bye-laws provide that the recommendation must be submitted in writing to the Secretary, Quanta Capital Holdings Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda not less than 60 days prior to a meeting of the shareholders of the Company called for the purpose of electing directors. Submissions must include each of the following:

1.    The name and record address of the shareholder who intends to make such nomination.

2.    The class and number of shares which are beneficially owned by the shareholder.

3.    The name, age, business and residential address of each individual to be nominated.

4.    The principal occupation or employment of each individual to be nominated.

5.	The class and number of shares which are beneficially owned by each individual to be nominated.

6.	All other information relating to each individual to be nominated that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Exchange Act.

7.    The signed consent of any such nominee to serve as a director, if so elected.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

Procedures for Contacting the Board of Directors

Shareholders of the Company and other interested parties may communicate their concerns to the board of directors or to individual directors in accordance with the procedures described on the Company's website at www.quantaholdings.com. Shareholder proposals intended to be presented at a meeting of shareholders by inclusion in the Company's proxy statement under SEC Rule 14a-8 or intended to be brought before a shareholders' meeting in compliance with our bye-laws are subject to specific notice and other requirements referred to under "Submission of Shareholder Proposals for 2005 Annual General Meeting" and in applicable SEC rules and our bye-laws. If you wish to make a shareholder proposal to be presented at a meeting of shareholders, you may not use the communication process described on the Company's website in lieu of following the notice and other requirements that apply to shareholder proposals intended to be presented at a meeting of shareholders.

MANAGEMENT

Biographies of the current executive officers of the Company are set forth below, except for those of Tobey J. Russ and Michael J. Murphy, which are included above.

John S. Brittain, Jr. — 45 — Chief Financial Officer. Mr. Brittain was appointed our Chief Financial Officer on January 12, 2004. From March 2002 until September 2003, Mr. Brittain served as Executive Vice President and Chief Financial Officer of American Management Systems, Inc. Prior to AMS, he was with Nextel Communications, Inc. where he acted as Chief Financial Officer during 2000 and 2001 and served as Vice President and Treasurer from 1999 to 2002. From 1994 through 1998, he served as Senior Vice President and Treasurer of Sotheby's Holdings, Inc. Mr. Brittain commenced his career in banking as a corporate officer of JPMorgan Chase.

Gary G. Wang — 40 — Chief Risk Officer. Mr. Wang was appointed our Chief Risk Officer in September 2003. Prior to joining us, Mr. Wang served as senior vice president and director of research at CFS since December 2002. He has nine years of experience in the financial services industry, including service as head of Asia Risk Finance of Barclays Capital Asia from February 1998 to May 2000, senior derivatives trader of Barclays Capital New York from May 1996 to February 1998 and senior quantitative analyst at Wells Fargo Bank from January 1994 to May 1996. He is a co-founder of China Network International, a telecom services company in China. He also serves as a director of China Broadband Net Ltd., Capital Financial Co. Ltd. and Red Lion Capital Management Ltd., all of which are privately held companies.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

The following table sets forth certain compensation information for our Chief Executive Officer and four additional highly compensated executive officers (the "Named Executive Officers") for the year ended December 31, 2003:

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
					Awards
Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)		Securities Under- Lying Options/ SARs(#)
Tobey J. Russ Chairman of the Board, President and Chief Executive Officer	2003	250,000	250,000		649,830
Michael J. Murphy Deputy Chairman of the Board and Chief Operating Officer	2003	200,000	200,000		565,070
Kevin J. McHugh Interim President of U.S. Insurance(2)..	2003	212,244	—		25,000 (3)
Gary G. Wang Chief Risk Officer	2003	116,667	320,833	(4)	20,000

(1)	No compensation was paid to the Named Executive Officers prior to the closing of the Private Offering on September 3, 2003.

(2)	Kevin J. McHugh was appointed Interim President of U.S. Insurance on September 12, 2003 and served until his resignation on March 31, 2004. We are presently conducting a search for a permanent President of U.S. Insurance to replace Mr. McHugh.

(3)	These options were not vested at the time of Mr. McHugh's resignation on March 31, 2004 and, as a result, have been forfeited.

(4)	Includes a sign-on bonus of $58,333 paid to Mr. Wang at the commencement of his employment in September 2003.

Option Grants

The following table sets forth certain information concerning individual grants of stock options made during the last completed fiscal year to each of the Named Executive Officers:

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Under- lying Option/ SARs Granted (#)		Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	5% ($)	10% ($)
Tobey J. Russ Chairman of the Board, President and Chief Executive Officer	649,830		24.1%	10.00	09/03/2013	4,086,746	10,356,617
Michael J. Murphy Deputy Chairman of the Board and Chief Operating Officer	565,070		21.0%	10.00	09/03/2013	3,553,695	9,005,761
Kevin J. McHugh Interim President of U.S. Insurance(1)	25,000	(2)	0.01%	10.00	09/03/2013	157,224	398,436
Gary G. Wang Chief Risk Officer	20,000		0.01%	10.00	09/03/2013	125,779	318,748

(1)	Kevin J. McHugh was appointed Interim President of U.S. Insurance on September 12, 2003 and served until his resignation on March 31, 2004.

(2)	These options were not vested at the time of Mr. McHugh's resignation on March 31, 2004 and, as a result, have been forfeited.

Employment Agreements

The following information summarizes the employment agreements for Tobey J. Russ, our chairman, president and chief executive officer, Michael J. Murphy, our deputy chairman and chief operating officer, John S. Brittain, Jr., our chief financial officer, and Gary G. Wang, our chief risk officer.

Tobey J. Russ. Under Mr. Russ' employment agreement, Mr. Russ has agreed to continue to serve as our president and chief executive officer. The term of Mr. Russ' employment agreement continues until September 3, 2008 and will be automatically renewed for additional one-year terms unless notice of termination of Mr. Russ' employment is provided by us or Mr. Russ at least 90 days prior to the end of the term. Mr. Russ receives an annual base salary of $750,000 and is eligible to receive an annual incentive bonus of 100% of his base salary based upon the achievement of specified targets to be determined by the compensation committee of our board of directors. Mr. Russ was also granted stock options to purchase 649,830 shares as an inducement to accept this position and as a performance incentive. In any year during the term of his employment agreement, Mr. Russ will be entitled to receive not less than the largest award of restricted shares and stock options granted to any continuing member of management provided that Mr. Russ will not be entitled to receive any grants of restricted shares until December 31, 2005.

If the employment agreement is terminated by Mr. Russ for good reason, as defined in the employment agreement, or by us not for cause, as defined in the agreement, we will pay Mr. Russ the prorated portion of his bonus for the year in which he is terminated, an amount equal to two times the sum of his base salary and the target bonus and his options and restricted stock will vest on the date of such termination. In the event that payments made to Mr. Russ are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Mr. Russ is entitled to receive a gross-up payment equal to the sum of the excise tax and any income and excise tax on the gross-up payment, plus any additional taxes thereon. If the agreement is terminated for cause or due to Mr. Russ' resignation or termination of his employment other than for good reason, he shall be entitled to receive his base salary through the date of his termination. Mr. Russ is also subject to non-competition and non-solicitation provisions for a period of one year after termination of the employment agreement subject to certain exceptions, as well as ongoing confidentiality and non-disparagement requirements.

Cause, good reason and change of control are defined as follows:

•	Cause includes theft or embezzlement, conviction of any felony or any misdemeanor involving moral turpitude, willful or prolonged absence from work (other than due to disability or physical or mental illness), willful failure or refusal to perform his duties and responsibilities, continued and habitual use of alcohol, use of illegal drugs, material breach of any of the provisions contained in the employment agreement, in most instances unless corrected within 30 days after his being given written notice.

•	Good reason includes material diminution of Mr. Russ' duties or responsibilities, his not being elected or reelected to the board of directors or the requirement that he report to anyone other than our board of directors, the occurrence of a change of control, any material breach by us of the agreement, any reduction of Mr. Russ' base salary or our giving of written notice of our intention not to extend the agreement in accordance with its term.

•	A change of control occurs:

o	if any person (within the meaning of the Exchange Act, other than a permitted person (as defined in the agreement), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities (as defined in the agreement) representing 40% or more of the total voting power of all the then outstanding voting securities; or

o	the individuals who, as of the date of the employment agreement, constitute our board of directors together with those who become directors subsequent to such date and whose recommendation, election or nomination for election to our board of directors was approved by a vote of at least a majority of the directors then still in office who either were directors as of such date or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the board; or

o	the consummation of a merger, consolidation, recapitalization, liquidation, sale or disposition by us of all or substantially all of our assets, or our reorganization, other than any such transaction which would (x) result in at least 60% of the total voting power represented by the voting securities of the surviving entity or, in the case of an asset sale, the successor entity, outstanding immediately after such transaction being beneficially owned, directly or indirectly, by our shareholders immediately preceding the transaction and (y) not otherwise be deemed a change in control under the agreement; or

o	the board of directors adopts a resolution to the effect that, for purposes of the employment agreement, a change in control has occurred.

For purposes of the definition of change of control, "permitted persons" means the Company, any related party; or any group (as defined in Rule 13d-3 under the Exchange Act) composed of any or all of the foregoing; "related party" means one or our majority-owned subsidiaries; a trustee or other fiduciary holding securities under our employee benefit plan or one of our majority-owned subsidiaries; or a corporation owned directly or indirectly by our shareholders in substantially the same proportion as their ownership of voting securities. "Voting security" means any of our securities carrying the right to vote generally in the election of directors.

Michael J. Murphy. Under Mr. Murphy's employment agreement, Mr. Murphy has agreed to continue to serve as chief operating officer and deputy chairman of our board of directors. The term of Mr. Murphy's employment agreement continues until September 3, 2008 and will be automatically renewed for additional one-year terms unless notice of termination of Mr. Murphy's employment is provided by us or Mr. Murphy at least 90 days prior to the end of the term. Mr. Murphy receives an annual base salary of $600,000 and is eligible to receive an annual incentive bonus of 100% of his base salary based upon the achievement of specified targets to be determined by the compensation committee of our board of directors. Mr. Murphy was also granted stock options to purchase 565,070 shares as an inducement to accept this position and as a performance incentive. Mr. Murphy will not be entitled to receive any grants of restricted shares until December 31, 2005.

If the employment agreement is terminated by Mr. Murphy for good reason, as defined in the employment agreement, or by us not for cause, as defined in the agreement, we will pay Mr. Murphy the prorated portion of his bonus for the year in which he is terminated, an amount equal to two times the sum of his base salary and the target bonus and his options and restricted stock will vest on the date of such termination. In the event that payments made to Mr. Murphy are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Mr. Murphy is entitled to receive a gross-up payment equal to the sum of the excise tax and any income and excise tax on the gross-up payment, plus any additional taxes thereon. If the agreement is terminated for cause or due to Mr. Murphy's resignation or leaving of his employment other than for good reason, he shall be entitled to receive his base salary through the date of his termination. Mr. Murphy is also subject to non-competition and non-solicitation provisions for a period of one year after termination of the employment agreement subject to certain exceptions, as well as ongoing confidentiality and non-disparagement requirements. Cause, good reason and change of control are defined as described above.

John S. Brittain, Jr. Under Mr. Brittain's employment agreement, Mr. Brittain has agreed to serve as our chief financial officer. Mr. Brittain receives an annual base salary of $375,000 and is eligible to receive an annual incentive bonus of up to 100% of his base salary. Under the terms of his agreement, Mr. Brittain also received a sign-on bonus of $50,000, and has been granted stock options to purchase 100,000 shares.

If Mr. Brittain's agreement is terminated by us within the first twenty-four months of his employment for reasons other than cause, we must pay Mr. Brittain the greater of six months' severance or severance equal to the number of months remaining between his termination of employment date and the second anniversary of the day he began employment with us. Our agreement with Mr. Brittain does not require us to employ him over a fixed term. Additionally, Mr. Brittain presently does not have a non-competition or non-solicitation agreement with us. Therefore, he may voluntarily terminate his employment with us at any time and is not restricted from seeking employment with our competitors or others who may seek his expertise.

Gary G. Wang. Under Mr. Wang's employment agreement, Mr. Wang has agreed to serve as our chief risk officer. Mr. Wang receives an annual base salary of $350,000 and is eligible to receive an annual incentive bonus at a target level of 50% of his base salary with the amount awarded being subject to our profitability and his performance. In accordance with the terms of his agreement, Mr. Wang was granted stock options to purchase 20,000 shares on September 3, 2003. Our agreement with Mr. Wang does not require us to employ him over a fixed term. Additionally, Mr. Wang presently does not have a non-competition agreement with us. Therefore, he may voluntarily terminate his employment with us at any time and is not restricted from seeking employment with our competitors or others who may seek his expertise.

2003 Long Term Incentive Plan

Our shareholders and our board approved our 2003 long term incentive plan in July 2003. The plan is intended to advance our interests and those of our shareholders by providing a means to attract, retain and motivate employees and directors upon whose judgment, initiative and efforts and our continued success, growth and development is dependent. The compensation committee of our board of directors will administer the plan and make all decisions with respect to the plan. The compensation committee will be composed solely of independent directors. The persons eligible to receive awards under the plan include our directors, officers, employees and consultants and those of our affiliated entities.

The plan provides for the grant to eligible employees, directors and consultants of stock options, stock appreciation rights, restricted shares, restricted share units, performance awards, dividend equivalents and other share-based awards. The plan also provides our directors with the opportunity to receive their annual retainer fee for board of director service in shares.

The compensation committee will select the recipients of awards granted under the plan and will determine the dates, amounts, exercise prices, vesting periods and other relevant terms of the awards. The maximum number of shares reserved for issuance under the plan will be 5,850,000, but the maximum number of shares with respect to which options and stock appreciation rights may be granted during a calendar year to any eligible employee will be 700,000 shares and with respect to performance awards, restricted shares and restricted share units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code will be the equivalent of 250,000 shares during a calendar year to any eligible employee.

We have granted the following options to purchase shares:

•	options granted to Messrs. Russ, Murphy, and Brittain in an aggregate amount equal to 1,314,900; and

•	options to purchase approximately 1,556,500 shares granted to directors and other employees.

The compensation committee will determine the pricing of awards granted under the plan as of the date the award is granted. The compensation committee will determine the vesting schedule of awards granted under the plan. Recipients of awards may exercise awards at any time after they vest and before they expire, except that no awards may be exercised after ten years from the date of grant. Awards are generally not transferable by the recipient during the recipient's life. Awards granted under the plan will be evidenced by either an agreement that is signed by us and the recipient or a confirming memorandum issued by us to the recipient setting forth the terms and conditions of the awards. Award recipients and beneficiaries of award recipients have no right, title or interest in or to any shares subject to any award or to any rights as a shareholder, unless and until shares are actually issued to the recipient.

The plan will not affect any other incentive compensation plan we adopt and will not preclude us from establishing any other incentive compensation plans for our directors, officers, employees or consultants.

The plan will terminate on September 3, 2005.

Annual Variable Cash Compensation Plan

We have adopted an Annual Variable Cash Compensation Plan that is available to our employees generally, including our executive officers, that we believe will allow us to attract and retain employees by providing them with cash rewards in the form of additional compensation for their contributions to the operating profits and earning power of our business. For most employees, awards paid under this plan will be highly dependent on performance measured at an individual and business unit level. In general, awards will be funded by a sharing of profit in excess of a minimum return on capital to shareholders. Profit will be measured in terms of the estimated net present value of after-tax profit from business written in each year. Awards will be paid out in four annual installments and deferred balances will be subject to adjustments to the extent that the initial estimate of policy year profit deviates from actual returns and will earn interest. Employees who voluntarily end their employment or are involuntarily terminated will forfeit unpaid awards under the plan. In the event of a change of control, each employee will be paid his or her allocable share of the award pool unless the successor company determines to continue the plan through the end of our fiscal year. In the event an employee's employment terminates within 12 months following a change of control other than for cause, the employee will be fully vested in all incentive awards allocated but unpaid as of his or her termination date and will be paid 100% of the net present value of his or her account within 90 days of his or her termination. A change of control for purposes of the plan is defined generally as (1) the purchase by any person or group of persons of 40% or more of the combined voting power of the outstanding voting stock of our company, (2) approval by our board of directors of a reorganization, merger, consolidation, liquidation or dissolution, in each case, with respect to which persons who were shareholders of our company immediately prior to such reorganization, merger, consolidation, liquidation or dissolutions do not, immediately thereafter, own more than 51% of the combined voting power of the outstanding voting stock of our company, liquidation or dissolution or (3) the sale of 50% or more of our company's assets.

Compensation Committee Interlocks and Insider Participation

Our independent directors are, and we expect they will continue to be, the only members of our compensation committee. None of our directors or executive officers has a relationship with us or any other company that the SEC defines as a compensation committee interlock or insider participation that should be disclosed to shareholders.

REPORT OF THE AUDIT COMMITTEE

The audit committee assists the board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditors' qualifications and independence, the performance of the Company's internal audit function and independent auditors, and risk assessment and risk management. The audit committee manages the Company's relationship with its independent auditors (who report directly to the audit committee). The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receive appropriate funding, as determined by the audit committee, from the Company for such advice and assistance.

The Company's management has primary responsibility for preparing the Company's financial statements and the Company's financial reporting process. The Company's independent auditors, PwC, are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States.

In this context, the audit committee hereby reports as follows:

1.	The audit committee has reviewed and discussed the audited financial statements with the Company's management.

2.	The audit committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and Securities and Exchange Commission rules discussed in Final Releases Nos. 33-8183 and 33-8183a.

3.	The audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, "Independence Discussions with audit committee") and has discussed with the independent auditors the independent auditors' independence.

The Company became subject to the reporting requirements of the Exchange Act of 1934, as amended, in May 2004 and was not required to file a report on Form 10-K for the year ended December 31, 2003. However, based on the review and discussion referred to in paragraphs (1) through (3) above, the audit committee recommended to the board, and the board has approved, that the audited financial statements be included in the Company's annual report for 2003 that accompanies the proxy statement.

The undersigned members of the audit committee have submitted this report to the board of directors.

Members of the audit committee: James J. Ritchie – Chairman Nigel W. Morris Wallace L. Timmeny

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the total number and percentage of our common shares beneficially owned as of June 21, 2004 by: (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares; (2) each director; (3) each of our chief executive officer and our other four most highly compensated executive officers; and (4) all executive officers and directors as a group.

	Shares beneficially owned
Beneficial Owner	Number		Percent
Friedman, Billings, Ramsey Group, Inc.(1)	3,288,269	(2)	5.79%
W. Russell Ramsey(3)	3,671,107	(4)	6.34%
Tobey J. Russ	1,115,810	(5)	1.94%
Michael J. Murphy	1,264,600	(6)	2.20%
James J. Ritchie	5,376		0.01%
Nigel W. Morris(7)	398,788	(7)	0.70%
Wallace L. Timmeny	1,000		*
John S. Brittain, Jr.	—		—
Gary G. Wang	—		—
All such directors and executive officers as a group (9 persons)	6,456,781		10.88%

*	less than 0.01%

(1)	The address of Friedman, Billings, Ramsey Group, Inc. is 1001 19th Street North, Arlington, Virginia 22209.

(2)	Represents shares owned by Friedman, Billings, Ramsey Group, Inc. or its affiliates.

(3)	Mr. Ramsey's address is 8200 Greensboro Drive, Suite 1550, McLean, Virginia 22102.

(4)	Includes 1,130,139 shares issuable upon exercise of warrants granted to BEM Specialty Investments, LLC. Mr. Ramsey is the manager and a beneficial owner of the membership interests of BEM Specialty Investments, LLC. The remainder of the shares are held through RNR, LLC, an entity which is jointly owned by W. Russell Ramsey and his spouse.

(5)	Includes 706,337 shares issuable upon exercise of warrants granted to Russ Family, LLC, a limited liability company whose membership interests are beneficially owned by Tobey J. Russ. Mr. Russ is also the manager of Russ Family, LLC.

(6)	Includes 706,337 shares issuable upon exercise of warrants granted to CPD & Associates, LLC, a limited liability company whose membership interests are beneficially owned by Michael J. Murphy. Mr. Murphy is also the manager of CDP & Associates, LLC. Also includes 268,817 shares purchased in the Private Offering. See "Certain Relationships and Related Transactions."

(7)	Also includes 291,262 shares purchased on December 22, 2003 in a private placement. See "Certain Relationships and Related Transactions." Mr. Morris holds these shares through the Nigel W. Morris Revocable Trust under agreement dated January 30, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Founders Agreements

We were formed on May 23, 2003. In connection with our formation and capitalization prior to the Private Offering, we issued 1,250,000 shares to MTR Capital Holdings, LLC ("MTR") and 750,000 shares to BEM Investments, LLC ("BEMI"). MTR was equally owned by its members, BEM Specialty Investments, LLC, Russ Family, LLC and CPD & Associates, LLC. Following the Private Offering, MTR was dissolved and the shares held by MTR were distributed to its members. Following the dissolution of MTR, we repurchased 184,892 shares from BEMI and 102,717 shares from each of BEM Specialty Investments, LLC, Russ Family, LLC and CPD & Associates, LLC at the original cost of $0.01 per share.

Mr. Ramsey is the manager and sole voting member of BEM Specialty Investments, LLC, Tobey J. Russ, our chairman and chief executive officer, is the manager and sole voting member of Russ Family, LLC and Michael J. Murphy, our deputy chairman and chief operating officer, is the manager and sole voting member of CPD & Associates, LLC. Mr. Ramsey is also the manager and sole voting member of BEMI. For additional information about the relationships among BEMI, Mr. Ramsey and FBR, see "— Transactions with Friedman, Billings, Ramsey Group, Inc."

At the closing of the Private Offering, we granted warrants to BEM Specialty Investments, LLC to purchase 1,130,139 common shares and we granted warrants to each of Russ Family, LLC and CPD & Associates, LLC to purchase 706,337 common shares. These warrants are exercisable at $10.00 per share and have a ten-year term.

We granted registration rights to BEMI, MTR, BEM Specialty Investments, LLC, Russ Family, LLC and CPD & Associates, LLC for their benefit and the benefit of their direct and indirect transferees of shares. Further information regarding the beneficial ownership of these shares is provided at "Security Ownership of Certain Beneficial Owners and Management" above.

Employment Agreements

We have entered into employment agreements with Tobey J. Russ, Michael J. Murphy, John S. Brittain, Jr. and Gary G. Wang. Messrs. Russ, Murphy, Brittain and Wang received options to purchase 649,830, 565,070, 100,000 and 20,000 shares, respectively, in connection with entering into their employment agreements. The exercise price of the options is $10.00 per share for Messrs. Russ, Murphy and Wang and $10.50 per share for Mr. Brittain. A description of the employment agreements and the options granted to Messrs. Russ, Murphy, Brittain and Wang are included in "Management—Employment Agreements" above.

Loan with BEM Investments, LLC

In May 2003, we entered into a term loan agreement with BEMI. Under the loan agreement, BEMI agreed to provide term loans to us of $10.0 million in the aggregate. The outstanding principal bears interest at a rate of 9% per annum. We borrowed $2.0 million of principal under this facility. The outstanding principal balance of $2.0 million plus accrued interest under this agreement was repaid in full with a portion of the proceeds of the Private Offering and the term loan agreement was terminated. The proceeds of the loans were used to fund our start-up and some of our offering expenses incurred in the Private Offering. Mr. Ramsey, one of our directors, is the manager and sole voting member of BEMI. For information about the relationships among BEMI, Mr. Ramsey and FBR, see "— Transactions with Friedman, Billings, Ramsey Group, Inc."

Private Offering

Nigel W. Morris, James J. Ritchie and Wallace L. Timmeny, who are our directors, Tobey J. Russ, our chairman and chief executive officer, Michael J. Murphy, our deputy chairman and chief operating officer, Lynne M. Miller, the chief executive officer of ESC, Richard I. Harris, Managing Director of Quanta U.K., BEMI, some former shareholders of ESC and some of our employees purchased an aggregate of 2,386,631 shares in privately negotiated transactions from us in the Private Offering, at $9.30 per share.

Private Placement to Nigel Morris

On December 22, 2003, Nigel W. Morris purchased 291,262 shares in a privately negotiated transaction from us at a purchase price of $10.30 per share. The terms of the private placement to Mr. Morris were approved by our audit committee. We entered into a registration rights agreement with Mr. Morris covering these shares.

ESC Acquisition

On September 3, 2003, we acquired all of ESC's outstanding stock for a cash purchase price of $18.9 million, which included an adjustment based on ESC's working capital as of the closing. Generally, working capital under the purchase agreement means the difference between current assets and current liabilities plus expense incurred by ESC in connection with the ESC acquisition related to its financial advisors, accountants and legal counsel. Under the purchase agreement, ESC's shareholders also have a right to receive an earn-out payment if ESC achieves specified EBITDA targets. EBITDA generally is defined to mean earnings before interest, taxes, depreciation and amortization, calculated in accordance with GAAP as in effect at closing. Under the earn-out, if EBITDA for the two-year period ending December 31, 2005 is $7.5 million or greater, we will be required to pay an additional $5.0 million to ESC's shareholders. If EBITDA is greater than $7.0 million and less than $7.5 million then we will be required to pay a pro rata portion of the $5.0 million. EBITDA excludes the effect of purchase price accounting adjustments relating to the ESC acquisition, bonuses inconsistent with ESC's past practice paid to any of ESC's shareholders who are employees, and charges or allocations for our management or overhead where we provide no services or benefits to ESC. Under the ESC agreement, we have agreed to use our commercially reasonable efforts to engage ESC, on arm's length terms and conditions, to satisfy our requirements for services of the kind performed by ESC as of the closing. Additionally, we have agreed to manage ESC in good faith taking into account our short term and long term objectives and make working capital available to ESC as reasonably necessary to support the operation and growth of its business.

ESC's shareholders agreed to join us in a Section 338(h)(10) election under the Internal Revenue Code. We also agreed to reimburse ESC's shareholders for any additional tax they incur as a result of making a Section 338(h)(10) election. The Section 338(h)(10) election will allow us to treat the acquisition of ESC as an asset purchase, rather than as a stock purchase, for U.S. tax purposes, which in turn will enable us to amortize the majority of the purchase price of ESC, for tax purposes. We estimate that the amount we will pay to ESC's shareholders to reimburse them for any additional tax resulting from the Section 338(h)(10) election will be approximately $1.3 million and we expect to realize a significant tax benefit resulting from the Section 338(h)(10) election.

Prior to the acquisition, Michael J. Murphy, who was the chairman of ESC, and our deputy chairman and chief operating officer, and a trust for the benefit of his children together owned approximately 27.5% of the outstanding shares of ESC. Lynne M. Miller, the chief executive officer of ESC, and a trust for the benefit of her son also together owned approximately 27.5% of the outstanding shares of ESC. Ms. Miller remained the chief executive officer of ESC following its acquisition. The purchase agreement provides that Mr. Murphy and Ms. Miller will not compete with us for a period of three years and will not solicit customers and employees for three years. The purchase agreement further provides that ESC's former shareholders will indemnify us for any breach of their representations, warranties and covenants in the purchase agreement up to an aggregate amount of 25% of the purchase price (including any amounts paid for the earn out), but only to the extent our aggregate damages exceed $100,000. ESC's former shareholders holding approximately 95% of ESC's shares have agreed to place 25% of the purchase price paid to them at closing in escrow to secure these indemnification obligations until the first anniversary of the closing date of the ESC acquisition. The escrow consists of cash or, in the case of Mr. Murphy and Ms. Miller, a portion of the shares purchased by Mr. Murphy and Ms. Miller in the Private Offering. In the Private Offering, Mr. Murphy purchased 268,817 of our common shares and Lynne M. Miller purchased 161,290 of our common shares.

Mr. Murphy, Ms. Miller and a third ESC shareholder act as representatives of ESC's shareholders with respect to matters arising under the purchase agreement, including matters related to the contingent amounts payable by us under the earn-out, the escrow and the resolution of any indemnification claim under the purchase agreement. Because Mr. Murphy is one of our executive officers and Ms. Miller is an officer of one of our subsidiaries, the achievement and determination of any contingent amounts payable to them under the earn-out, as well as the resolution of any claims for indemnification under the purchase agreement, could result in a potential conflict of interest.

From time to time ESC has entered into agreements with Industrial Recovery Capital Holdings Company and its subsidiaries, or IRCC, to perform environmental investigation and remediation design and management services for IRCC. IRCC acquires, rehabilitates, and disposes of properties exposed to environmental contaminants. Mr. Murphy and Ms. Miller beneficially own approximately 34.2% and 9.8%, respectively, of the outstanding shares of IRCC. The remaining shares of IRCC are owned by certain of ESC's former shareholders. We anticipate that ESC will continue to provide services to IRCC under contracts for IRCC's properties that exist currently. From September 3, 2003 through December 31, 2003, we incurred approximately $175,000 of fees under these contracts. In connection with the ESC acquisition, we agreed to permit specified employees of ESC to continue to provide incidental administrative services to IRCC. Under this agreement, IRCC agreed not to obtain or conduct any new business after the closing of the Private Offering.

Transactions with Friedman, Billings, Ramsey Group, Inc.

Friedman, Billings, Ramsey & Co., Inc., an affiliate of Friedman, Billings, Ramsey Group, Inc., purchased 4,381,569 shares in the Private Offering for its own account at a purchase price per share of $9.30. Friedman, Billings, Ramsey & Co., Inc. also acted as initial purchaser in the Private Offering and purchased 41,748,430 shares from us at $9.30 per share, which it resold to qualified institutional investors and non U.S. Persons for $10.00 per share. Friedman, Billings, Ramsey & Co., Inc. also acted as placement agent with respect to shares sold by us in the Private Offering to accredited investors and received a placement fee of $0.70 per share. The total initial purchaser's discount/placement agent fee was $33,762,260.

Mr. Ramsey is a director of Friedman, Billings, Ramsey Group, Inc. and is the manager and sole voting member of BEMI. BEMI's non-voting members consist of four investment partnerships, one of which is beneficially owned by Mr. Ramsey and managed by BEM GP LLC, a limited liability company beneficially owned by Mr. Ramsey. The three remaining investment partnerships are managed by BEM GP LLC (the "CCP Partnerships"). Friedman, Billings, Ramsey Group, Inc., its corporate affiliates and certain employees of Friedman, Billings, Ramsey Group, Inc. and its corporate affiliates are investors in the CCP Partnerships. BEM GP LLC is generally entitled to 20% of the profits of the CCP Partnerships, subject to adjustments. Friedman, Billings, Ramsey Co., Inc., is generally entitled to 15% of any profits allocated to BEM GP LLC as a result of its management of the CCP Partnerships. As a result of this profit allocation and the aggregate ownership of Friedman, Billings, Ramsey Group, Inc. and its corporate affiliates (but excluding the ownership of their respective employees) in the CCP Partnerships, Friedman, Billings, Ramsey Group, Inc. and its corporate affiliates are entitled to approximately 8.0% of BEMI's profits. In addition, employees of Friedman, Billings, Ramsey Group, Inc. and its corporate affiliates are entitled to approximately 1.2% of BEMI's profits.

In addition, we entered into an engagement letter with Friedman, Billings, Ramsey & Co., Inc., an affiliate of Friedman, Billings, Ramsey Group, Inc. under which we engaged Friedman, Billings, Ramsey & Co. Inc. for a period of 18 months following the Private Offering to act as our financial advisor in connection with any purchase or sale of assets or stock, merger, acquisition, business combination or joint venture transaction involving consideration of more than $50 million and to act as lead underwriter and sole book running manager or sole placement agent in connection with any public or private offering of equity or debt securities in a capital raising transaction, subject to some exceptions, on terms that are customary in the investment banking industry. In addition to Mr. Ramsey, Mr. Timmeny also serves as a director of Friedman, Billings, Ramsey Group, Inc.

Registration Rights Agreement

In connection with the Private Offering, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co., Inc., as the initial purchaser, MTR, BEMI, BEM Specialty Investments, LLC, Russ Family, LLC and CPD & Associates, LLC for the benefit of these parties and their direct and indirect transferees of the shares sold in that offering.

Payments Related to CNA Settlement

We paid approximately $258,000 in legal fees and disbursements incurred by Thomas F. Taylor, our former Chief Executive Officer of U.S. Insurance, in connection with the representation of Mr. Taylor in his dispute with CNA Financial Corporation ("CNA"), his former employer. In addition, we paid CNA approximately $1.14 million related to the settlement of all disputes between CNA on the one hand, and Mr. Taylor, certain of our other employees who were previously employed by CNA and us on the other hand.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2005 ANNUAL GENERAL MEETING

Under the federal proxy solicitation rules, for any proposal submitted by a shareholder to be considered for inclusion in the Company's proxy materials for the 2005 annual general meeting of shareholders, it must be received by the Company at its registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda addressed to the Secretary by February 25, 2005. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.

If a shareholder desires to nominate one or more individuals for election as directors at the 2005 annual general meeting, written notice of such shareholder's intent to make such a nomination must be received by the Company at its registered office not later than sixty days prior to the date of the 2005 annual general meeting.

If a shareholder of record or group of shareholders of record representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of requisition a right to vote at the 2005 annual general meeting, or, comprising not less than one hundred shareholders, desires to bring other business before the 2005 annual general meeting of shareholders, such proposal must be received by the Company at its registered office, located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda addressed to the Secretary in the case of proposals to be voted on, not less than six weeks before the 2005 annual general meeting.

ANNUAL REPORT

The Company's annual report for 2003 is being mailed concurrently with this proxy statement. The annual report does not form any part of the material for the solicitation of proxies. Upon written request of a shareholder, the Company will furnish, without charge, a copy of the Company's annual report. If you would like a copy of the Annual Report, please contact Quanta Capital Holdings Ltd., Cumberland House, 1 Victoria Street, Hamilton HM 11, Bermuda, Attn: Karen Barnett. In addition, financial reports and recent filings with the SEC, are available on the Internet at http://www.sec.gov. Company information is also available on the Internet at http://www.quantaholdings.com.

OTHER MATTERS

The Company knows of no specific matter to be brought before the annual general meeting that is not referred to in the attached notice of annual general meeting of shareholders and this proxy statement. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their best judgment with respect to such matters.

The audit committee report, the audit committee charter and references to the independence of directors are not deemed to be "soliciting materials" or "filed" with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by the Company under the Exchange Act or the Securities Act of 1933, as amended (except to the extent the Company specifically incorporates any such information into a document that is filed).

Exhibit A

Audit Committee Charter

Quanta Capital Holdings Ltd.

Adopted as of October 21, 2003

1.    Purpose.

The primary purposes of the committee are to oversee on behalf of the company's board of directors: (1) the accounting and financial reporting processes of the company and integrity of the company's financial statements, (2) the audits of the company's financial statements and appointment, compensation, qualifications, independence and performance of the company's independent auditors, (3) the company's compliance with legal and regulatory requirements, and (4) the performance of the company's internal audit and control function. The committee shall also prepare the report required by the SEC's proxy rules to be included in the company's annual proxy statement filed under the rules of the SEC.

2.    Composition.

(a) At Least Three Members.    The committee shall consist of at least three directors. The board shall designate a committee member as the chairperson of the committee, or if the board does not do so, the committee members shall appoint a committee member as chairperson by a majority vote of the authorized number of committee members.

(b) Independence.     All committee members shall be independent as defined in the New York Stock Exchange listing standards, as the same may be amended from time to time (the "listing standards"), and shall meet any other independence requirements set forth in applicable laws, rules and regulations, including SEC rules and listing standards.

(c) Financial Literacy.    Each member of the audit committee shall be financially literate upon appointment to the committee, as such qualification is determined by the company's board of directors in its business judgment pursuant to the listing standards. At all times there shall be at least one member of the audit committee who, as determined by the board, meets the accounting or related financial management expertise requirement of the listing standards. In addition, the board of directors shall annually evaluate whether or not at least one member of the committee is an audit committee financial expert as defined in SEC rules.

(d) Appointment.    Subject to the requirements of the listing standards, the board may appoint and remove committee members in accordance with the company's bye-laws. Committee members shall be appointed annually by the board on recommendation of the governance and nominating committee and may be removed, with or without cause, by a majority of the board.

(e) Service on Other audit committees.    No director is eligible to serve on the audit committee if he or she serves on more than two other public companies' audit committees.

3.    Selection and Review of Independent Auditors and Their Services.

(a) Overall Authority.    The audit committee shall have sole authority and direct responsibility for the appointment, compensation, retention, termination, evaluation and oversight of the work of the independent auditors engaged by the company for purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the company; provided that any appointment of an independent auditor shall be subject to any required shareholder ratification. The independent auditors shall report directly to the audit committee. The audit committee's authority includes, without limitation, resolution of disagreements between management and the auditors regarding financial reporting.

(b) Terms of Audit and Non-Audit Engagements.    The committee shall pre-approve all audit, review, attest and permissible non-audit services to be provided to the company or its subsidiaries by the independent auditors. The committee may establish pre-approval policies and procedures in compliance with applicable laws, rules and regulations, including SEC rules.

(c) Annual Quality Control Review.    The committee shall obtain and review annually a report by the independent auditors describing the firm's internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, any steps taken to deal with any such issues and all relationships between the independent auditor and the Company. In addition, the committee's annual review of the independent auditors shall also include: (i) review and evaluation of the lead partner of the independent auditors for the company's account, and (ii) evaluation of such other matters as the committee may consider relevant to the engagement of the auditors, including views of company management and internal finance employees, and whether the lead partner or auditing firm itself should be rotated.

(d) Policy on Hiring Employees of the Auditor.    The committee shall from time to time establish hiring policies that will govern the company's hiring of employees or former employees of the independent auditors, and report these policies to the board.

(e) Planning.    The committee shall meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

4.    Annual Financial Reporting.

In connection with the audit of each fiscal year's financial statements, the committee shall:

(a) Discuss Financial Statements with Management:     review and discuss with appropriate members of the company's management the audited financial statements, related accounting and auditing principles, policies, practices and disclosures.

(b) Critical Accounting Policy Report:     timely request and receive from the independent auditors (prior to each filing of the audit report with the SEC) the report required in connection with the annual audit pursuant to applicable SEC rules concerning (1) all critical accounting policies and practices to be used; (2) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management of the company, including: (i) ramifications of the use of such alternative disclosures and treatments; and (ii) the treatment preferred by the independent auditors; and (3) other material written communications between the independent auditors and the management of the company, such as any management letter or schedule of unadjusted differences.

(c) SAS 61 Review:    discuss with the independent auditors the audited financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, including such matters as (1) the quality as well as appropriateness of the accounting principles applied in the financial statements, (2) new or changed accounting policies, and significant estimates, judgments, uncertainties or unusual transactions, (3) the effect of regulatory and accounting initiatives on the company's financial statements, (4) the selection, application and effects of critical accounting policies and estimates applied by the company, (5) issues raised by any "management" or "internal control" letter from the auditors, difficulties encountered in the audit, disagreements with management, or other significant aspects of the audit, and (6) all off-balance sheet transactions, and relationships with any unconsolidated entities or any other persons, which may have a material current or future effect on the financial condition or results of the company and are required to be reported under SEC rules.

(d) Review of MD&A:    review with appropriate management and independent auditor representatives the company's intended disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in the company's annual report on Form 10-K.

(e) Obtain ISB No. 1 Disclosure:    receive from the independent auditors a written disclosure and statement of all relationships between the auditors and the company consistent with Independence Standards Board Standard No. 1.

(f) Dialogue with Auditors on Independence:    actively discuss with the auditors any disclosed relationships or services that may impact the objectivity or independence of the auditors.

(g) Recommend Filing of Audited Financial Statements:    recommend whether or not the audited financial statements should be included in the company's Annual Report on Form 10-K for filing with the SEC.

(h) Updated Audit Reports:    review any additional reports that the auditors are required to make to the audit committee each time the company's audited financial statements are filed or considered filed with the SEC (relating to the matters described in sub-paragraph (b) above).

5.    Quarterly Financial Reporting.

The committee's quarterly review shall normally include:

(a) Quarterly Review:    a review and discussion of the quarterly financial statements of the company prior to the filing of such quarterly financial statements and the results of the independent auditors' review of these financial statements.

(b) Discussion of Significant Matters with Management:    a review of management's analysis of significant matters which relate to (1) the quality as well as appropriateness of the accounting principles applied in the financial statements (2) new or changed accounting policies, and significant estimates, judgments, uncertainties or unusual transactions, (3) the effect of regulatory and accounting initiatives on the company's financial statements, (4) the selection, application and effects of critical accounting policies and estimates applied by the company, and

(5) any off-balance sheet transactions and relationships with any unconsolidated entities or any other persons that may have a material current or future effect on the financial condition or results of the company and are required to be reported under SEC rules.

(c) MD&A:    a review of the company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in the company's quarterly report on Form 10-Q.

6.    Other Functions.

(a) Annual Review of this Charter:    The committee shall review and reassess the adequacy of this charter annually, and recommend any proposed changes to the board for approval.

(b) Annual Review of Performance:    The committee shall evaluate its performance as the audit committee on an annual basis.

(c) Risk Assessment and Reserving Policies:    The committee shall periodically discuss with management and review management's assessment of the company's exposure to risk and the company's risk management and risk management policies. Other committees of the board may also review such risk assessment and risk management policies. The committee shall discuss with management, the independent auditor and any external actuary retained by the company the reserving methodology and process of the company and the company's reserves, together with internal or external reports or studies.

(d) Complaints, Anonymous Submissions and Correspondence with Regulators:    The committee shall establish and maintain procedures for (i) the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, and auditing matters, and (ii) the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters. The committee shall review with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports and employee complaints concerning financial matters which raise material issues regarding the company's financial statements and accounting policies.

(e) Related Party Approvals.    It is the policy of the company that the company shall not enter into related party transactions defined in the listing standards unless the audit committee or another independent body of the board of directors first reviews and approves the transactions.

(f) Compliance:    The committee shall periodically review with management the company's disclosure controls and procedures, internal control for financial reporting purposes, and systems and procedures to promote compliance with laws.

(g) Earnings Releases.    The committee shall discuss with management earnings press releases and other published financial information. This may be conducted generally as to types of information and presentations, and need not include advance review of each release or other information.

(h) Internal auditing.    The committee shall (1) oversee the appointment and replacement of the senior internal auditing executive who will report directly to the committee, (2) review the activities of the company's internal audit department, including the proposed annual audit plan, periodic progress reports on the status of the plan, and summaries of any significant issues raised during the performance of internal audits, including the resolution of recommendations made concerning the company's system of internal controls, and (3) discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended change in the planned scope of the internal audit function.

(i) Internal Controls.    Discuss with management, the independent auditor and the senior internal auditing executive (1) the design and effectiveness of the company's internal controls over financial reporting as defined in SEC rules, (2) any significant deficiencies in the design or operation of internal controls which could adversely affect the company's ability to record, process, summarize and report financial data and any material weaknesses to the company' internal controls, (3) any fraud, whether or not material, that involves management or other employees who have a significant role in the company's internal controls, (4) any change that has materially affected or is reasonably likely to materially affect that internal control and (5) the internal control report required to be included in the company's annual report on Form 10-K.

(j) Reports from Legal Counsel.    The committee shall review and take appropriate action with respect to any reports to the committee from legal counsel engaged by the company concerning any material violation of securities law or breach of fiduciary duty or similar violation by the company, its subsidiaries or any person acting on their behalf.

(k) Other Reviews.    The committee, as the committee may consider appropriate, may consider and review with the full board of directors, company management, internal or outside legal counsel, or the independent auditors any other topics relating to the purpose of the committee which may come to the committee's attention. The committee may perform any other activities consistent with this charter, the bye-laws and applicable listing standards and laws as the committee or the board of directors considers appropriate.

7.    Meetings, Reports and Resources of the Committee.

(a) Meetings.    The committee shall meet as often as it determines, but not less frequently than quarterly. The committee may also hold special meetings or act by unanimous written consent as the committee may decide. The committee will periodically meet in separate executive sessions with the chief executive officer, chief financial officer, controller or principal accounting officer, internal audit personnel, representatives of the independent auditors, and the principal human resources representative and may meet with other company employees, agents or representatives invited by the committee. The principal human resources representative shall be instructed to communicate promptly to the committee chairman any matter such representative believes needs to be communicated to the committee.

(b) Procedures.    The committee may establish its own procedures, including the formation and delegation of authority to subcommittees, in a manner not inconsistent with this charter, the bye-laws or the listing standards and SEC rules. The chairperson or majority of the committee members may call meetings of the committee. A majority of the authorized number of committee members shall constitute a quorum for the transaction of committee business, and the vote of a majority of the committee members present at a meeting at which a quorum is present shall be the act of the committee, unless in either case a greater number is required by this charter, the bye-laws or the listing standards. The committee shall keep written minutes of its meetings and deliver copies of the minutes to the secretary of the company for inclusion in the records of the company.

(c) Reports.     The committee shall timely prepare the audit committee report required to be included in the company's annual general meeting proxy statement, and report to the board on the other matters relating to the committee or its purposes, as required by the listing standards or SEC rules. The committee shall also report to the board annually the overall results of (1) the annual review of the independent auditors and their independence, and (2) the annual review by the committee of its own performance. The committee also shall report to the board on the major items covered by the committee at each committee meeting, and provide additional reports to the board as the committee may determine to be appropriate, including review with the full board of any issues that arise from time to time with respect to the quality or integrity of the company's financial statements, the company's compliance with legal or regulatory requirements, the performance and independence of the independent auditors or the performance of the internal audit function.

(d) Committee Access and Resources.     The committee, or any members of, or advisors to the committee, is at all times authorized to have direct, independent and confidential access to the independent auditors, the company's outside counsel and to the company's other directors, management and personnel to carry out the committee's purposes. The committee is authorized to conduct investigations, and to retain, at the expense of the company, independent legal, accounting, actuarial or other professional advisers or consultants selected by the committee, for any matters relating to the purposes or duties of the committee. The company shall provide for adequate funding, as determined by the audit committee, for payment of compensation to the independent auditors for their audit and audit-related, review and attest services, for payment of compensation to advisers engaged by the audit committee, and for ordinary administrative expenses of the audit committee necessary or appropriate to carrying out its duties.

(e) Reliance on Others.       Nothing in this charter is intended to preclude or impair the protection provided in Section 97 of the Bermuda Companies Act of 1981, as amended, for good faith reliance by members of the committee on reports or other information provided by others.

Interpretation.    For the avoidance of doubt, while the audit committee has the responsibilities and powers set forth in this charter, nothing in this charter should be interpreted as creating any duty or obligation on the part of the audit committee to plan or conduct audits or to determine that the company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Also, nothing herein should be construed as imposing on the audit committee responsibility to ensure compliance with laws and regulations and the company's code of business conduct and ethics, or to set or determine the adequacy of the company's reserves. All such matters are the responsibility of management and the independent auditor, as appropriate.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING
OF QUANTA CAPITAL HOLDINGS LTD.

The undersigned hereby revoking all proxies previously granted, appoints MARTHA G. BANNERMAN and WALDA DECREUS, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Quanta Capital Holdings Ltd. on July 29, 2004 and any adjournments thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. WHETHER OR NOT DIRECTION IS MADE, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued and to be dated and signed on the reverse.)

QUANTA CAPITAL HOLDINGS LTD. P.O. BOX 11230 NEW YORK, N.Y. 10203-0230

To include any comments, please mark this box.

PLEASE COMPLETE AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

▾ DETACH PROXY CARD HERE ▾

PLEASE BE CERTAIN THAT YOU HAVE DATED AND SIGNED THIS PROXY. RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.	Votes must be indicated in Black or Blue ink.

(1)    ELECTION OF DIRECTORS

Tobey J. Russ, Michael J. Murphy, Nigel W. Morris, W. Russell Ramsey, James J. Ritchie, Wallace L. Timmeny

FOR all nominees listed above	WITHHOLD AUTHORITY to vote for all nominees listed above	*EXCEPTIONS: FOR all nominees except those listed below

*EXCEPTIONS:________________________________

(2)    AUDITORS

To ratify the selection of PricewaterhouseCoopers LLP to act as independent auditors for the fiscal year that began January 1, 2004.

FOR	AGAINST	ABSTAIN

To change your address, please mark this box.

SCAN LINE

Signature should correspond with the printed name appearing hereon. When signing in a fiduciary or representative capacity, give full title as such, or when more than one owner, each should sign.

Date                            Share Owner sign here  Co-Owner sign here